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                              LAMONTS APPAREL, INC.
                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                            52 WEEKS ENDED
                                      -------------------------------------------------------------------------------------------
                                             OCTOBER 29, 1994              OCTOBER 30, 1993                OCTOBER 31, 1992
                                      ------------------------------  ---------------------------    ----------------------------
                                                          Fully                          Fully                          Fully
                                          Primary        Diluted        Primary         Diluted         Primary        Diluted
                                      -------------- --------------- -------------   ------------    ------------   -------------
EARNINGS (LOSS)
Net earnings (loss)                       ($44,525)      ($44,525)      ($10,871)      ($10,871)        $4,277         $4,277
                                      -------------- --------------- -------------   ------------    ------------   -------------
                                      -------------- --------------- -------------   ------------    ------------   -------------

NUMBER OF SHARES
Weighted average shares:
  Outstanding:
    Common stock                        14,583,038     14,583,038      8,917,624      8,917,624        233,791        233,791
    Preferred stock                                     2,527,578
  Incremental shares for
    outstanding stock options                             400,221                       428,027          2,548         (2,803)
  Incremental shares for
    outstanding warrants:
  1992 Warrants                                        (2,272,465)                     (459,145)                        1,670
  1994 Warrants                                           (98,298)

  Incremental shares for conversion
    of preferred stock                                                                                                 58,720
                                      -------------- --------------- -------------   ------------    ------------   -------------
                                        14,583,038     15,140,074      8,917,624      8,886,506        236,339        291,378
                                      -------------- --------------- -------------   ------------    ------------   -------------
                                      -------------- --------------- -------------   ------------    ------------   -------------
Net earnings (loss) per share               ($3.05)        ($2.94)        ($1.22)        ($1.22)        $18.10         $14.68
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